EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Cinedigm Digital Cinema Corp. on Form S-3, to be filed on or about March 6, 2012, of our report dated June 10, 2011 on our audits of the consolidated financial statements, which report was included in the Annual Report on Form 10-K for the year ended March 31, 2011. We also consent to the reference to our firm under the caption “Experts" in such Registration Statement on Form S-3.

/s/ EisnerAmper LLP

Edison, New Jersey
March 6, 2012